Exhibit (a)(1)(D)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

RPX CORPORATION, a Delaware corporation,

at

$10.50 NET PER SHARE

Pursuant to the Offer to Purchase dated May 21, 2018

by

RIPTIDE PURCHASER, INC., a Delaware corporation

and a wholly owned subsidiary of

RIPTIDE PARENT, LLC, a Delaware limited liability company.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE (1) MINUTE

AFTER 11:59 P.M., NEW YORK CITY TIME, ON JUNE 18, 2018,

UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

May 21, 2018

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Riptide Purchaser, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Riptide Parent, LLC, a Delaware limited liability company, to act as Information Agent in connection with Purchaser’s offer to purchase for cash all of the outstanding shares of common stock, par value $0.0001 (the “Company Shares”), of RPX Corporation, a Delaware corporation (the “Company”), at a purchase price per Company Share of $10.50, net to the holder thereof in cash, subject to reduction for any applicable withholding taxes in respect thereof, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 21, 2018 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase, as each may be amended or supplemented from time to time, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Company Shares registered in your name or in the name of your nominee.

The Offer is subject to the satisfaction of the Minimum Tender Condition (as defined in the Offer to Purchase) and the other conditions described in the Offer to Purchase. See Section 15 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Company Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer to Purchase;

2.	The Letter of Transmittal for your use in accepting the Offer and tendering Company Shares and for the information of your clients, which includes an IRS Form W-9 relating to backup federal income tax withholding;

3.	The Company’s solicitation/recommendation statement on Schedule 14D-9;

4.	A Notice of Guaranteed Delivery to be used to accept the Offer if the Company Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”) by the expiration date of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration date of the Offer;

5.	A form of letter which may be sent to your clients for whose accounts you hold Company Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6.	A return envelope addressed to the Depositary for your use only.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at one (1) minute after 11:59 p.m., New York City time, on June 18, 2018, unless the Offer is extended or earlier terminated. Previously tendered Company Shares may be withdrawn at any time until the Offer has expired.

For Company Shares to be properly tendered pursuant to the Offer, (i) the share certificates or confirmation of receipt of such Company Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required medallion signature guarantees, or an “Agent’s Message” (as defined in Section 3 of the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (ii) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal.

Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Company Shares pursuant to the Offer. Purchaser will pay all stock transfer taxes applicable to its purchase of Company Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Innisfree M&A Incorporated

Nothing contained herein or in the enclosed documents shall render you the agent of Purchaser, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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